As filed with the Securities and Exchange Commission on June 18, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to
FORM S-8 REGISTRATION STATEMENT NO. 333-194769
FORM S-8 REGISTRATION STATEMENT NO. 333-178128
FORM S-8 REGISTRATION STATEMENT NO. 333-164320
FORM S-8 REGISTRATION STATEMENT NO. 333-144139
FORM S-8 REGISTRATION STATEMENT NO. 333-69041
FORM S-8 REGISTRATION STATEMENT NO. 333-11611
FORM S-8 REGISTRATION STATEMENT NO. 33-97612

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Wave Systems Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

13-3477246
(I.R.S. Employer Identification No.)

480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 1994 Employee Stock Option Plan
(Full Title of the Plan)

William Solms
Chief Executive Officer
Wave Systems Corp.
480 Pleasant Street
Lee, Massachusetts 01238
(Name and Address of Agent for Service)

(413) 243-1600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Neil W. Townsend, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-0699
212-728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE
These post-effective amendments relate to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements” of Wave Systems Corp., a Delaware corporation (the “Registrant”)):

•
File No. 333-194769, filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2014, pertaining to the registration of 5,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), issuable under the Registrant’s Amended and Restated 1994 Employee Stock Option Plan, as amended (the “Option Plan”);

•	File No. 333-178128, filed with the Commission on November 22, 2011, pertaining to the registration of 5,000,000 shares of Class A Common Stock, issuable under the Option Plan;

•	File No. 333-164320, filed with the Commission on January 13, 2010, pertaining to the registration of 3,500,000 shares of Class A Common Stock, issuable under the Option Plan;

•	File No. 333-144147, filed with the Commission on June 28, 2007, pertaining to the registration of 5,000,000 shares of Class A Common Stock, issuable under the Option Plan;

•	File No. 333-69041, filed with the Commission on December 16, 1998, pertaining to the registration of 6,000,000 shares of Class A Common Stock, issuable under the Option Plan;

•	File No. 333-11611, filed with the Commission on September 9, 1996, pertaining to the registration of 1,000,000 shares of Class A Common Stock, issuable under the Option Plan; and

•	File No. 33-97612, filed with the Commission on October 2, 1995, pertaining to the registration of 1,000,000 shares of Class A Common Stock, issuable under the Option Plan.
On June 18, 2015, at the 2015 Annual Meeting of Stockholders of the Registrant, the Registrant’s stockholder’s approved the Wave Systems Corp. 2015 Long-Term Incentive Plan (the “2015 Plan”) to replace the Option Plan and the Registrant’s Amended and Restated 1994 Non-Employee Directors Stock Option Plan, as amended. Effective that date, the Option Plan was suspended and no additional awards will be made thereunder but the terms and conditions of outstanding awards granted under the Option Plan will not be affected. Effective immediately upon the filing of these Post-Effective Amendments to the Prior Registration Statements, the Registrant hereby deregisters an aggregate of 2,356,079 shares of Class A Common Stock that were previously authorized to be issued under the Option Plan, but as of April 24, 2015, were not issued and were not subject to outstanding awards granted under the Option Plan (the “Unused Shares”). In accordance with the undertaking contained in the Prior Registration Statements, the Unused Shares are hereby deregistered. The Prior Registration Statements will remain in effect, however, to cover the potential issuance of Class A Common Stock pursuant to outstanding awards granted under the Option Plan prior to April 24, 2015.
The Registrant is concurrently filing a Registration Statement on Form S-8 to register 6,357,371 shares of Class A Common Stock for offer or sale pursuant to the 2015 Plan, including the Unused Shares and shares that were previously authorized to be issued under the Registrant’s Amended and Restated 1994 Non-Employee Directors Stock Option Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lee, Commonwealth of Massachusetts, on this 18 day of June, 2015.

WAVE SYSTEMS CORP.

By:	/s/ WILLIAM M. SOLMS

	Name:	William M. Solms
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint William M. Solms and Walter A. Shephard and each of them singly, our true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, this Post Effective Amendment No. 1 to the Prior Registration Statements and any and all amendments to said Prior Registration Statements, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact or any of them, to said Prior Registration Statements and any and all amendments thereto.
Pursuant to the requirements of the Securities Act, this Post Effective Amendment No. 1 to the Prior Registration Statements has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ WILLIAM M. SOLMS	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2015
William M. Solms

/s/ WALTER A SHEPHARD	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer and Duly Authorized Officer of the Registrant	June 18, 2015
Walter A. Shephard

/s/ DAVID CÔTÉ	Director	June 18, 2015
David Côté

/s/ NOLAN BUSHNELL	Director	June 18, 2015
Nolan Bushnell

/s/ R. STEPHEN CHEHEYL	Director	June 18, 2015
R. Stephen Cheheyl

/s/ LORRAINE HARITON	Director	June 18, 2015
Lorraine Hariton